Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

WonderFi Technologies Inc. December 31, 2022 MD&A	1

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

INTRODUCTION

The following Management's Discussion and Analysis ("MD&A") for WonderFi Technologies Inc. (together with its subsidiaries, "the Company"), dated March 30, 2023, should be read in conjunction with the Company's audited consolidated financial statements and its accompanying notes for the fifteen months ended December 31, 2022 and nine months ended September 30, 2021 ("Financial Statements").

Some of the information in this MD&A contains forward-looking statements that are based on assumptions and involve risks and uncertainties. See the "Caution Regarding Forward-Looking Statements and Going Concern" section of this MD&A for a discussion of the uncertainties, risks and assumptions associated with those statements.

The Company's Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). All amounts in this MD&A, the Company's Financial Statements are presented in Canadian dollars, except where otherwise noted.

The Company utilizes non-IFRS measures in assessing operating performance. Non-IFRS financial performance measures exclude the impact of certain items and are used internally when analyzing operating performance. Please refer to the "Caution Regarding Non-IFRS Measures" section of this MD&A for more information. This MD&A contains various terms related to the Company's business and industry which are defined in the "Glossary" section of this MD&A.

The Company has changed its financial year end from September 30 to December 31, as set out in the Company's public filing with respect thereto on www.sedar.com as of August 12, 2022. Accordingly, the current Financial Statements and comparatives are prepared for the fifteen months ended December 31, 2022 and nine months ended September 30, 2021.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND GOING CONCERN

This MD&A contains forward-looking statements that may constitute "forward-looking information" (also referred to as "forward-looking statements") within the meaning of applicable Canadian securities law. Forward-looking statements are provided for the purpose of furnishing information about management's current expectations and plans and allowing investors and others to get a better understanding of the Company's operating environment. All statements, other than statements of historical fact, are forward-looking statements.

Forward-looking statements involve risks, uncertainties, assumptions, and other factors including those referenced in the "Risks Factors" section of this MD&A, and, as a result they may never materialize, prove incorrect or materialize other than as currently contemplated which could cause the Company's results to differ materially from those expressed or implied by such forward-looking statements. When used in this MD&A, any words that express or involve discussion with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance, including "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "seek", "propose", "estimate", "expect", and similar expressions or variations thereof (including the negative of any of these terms or similar expressions), as they relate to the Company, are not statements of fact and are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, our objectives, goals, strategies, intentions, plans, estimates, outlook, expected growth and business opportunities. Although the Company believes that the expectations reflected in such forward‐looking statements are reasonable, such statements involve risks and uncertainties and undue reliance should not be placed on such statements.

WonderFi Technologies Inc. December 31, 2022 MD&A	2

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Certain material factors, estimates or assumptions are applied in making forward‐looking statements, including without limitation, factors and assumptions regarding revenues, operating costs and tariffs, taxes and fees, changes in market competition, governmental or regulatory developments, changes in tax legislation and general economic conditions. Actual results may vary and differ materially from those expressed or implied in such statements, which are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause the Company's actual financial results, performance, or achievements to be materially different from those expressed or implied herein. Important factors that could cause actual results to differ materially from these expectations include, among other things: the Company's ability to develop various decentralized finance software applications which are considered financially viable; the sufficiency of the Company's cash and cash generated from operations to meet its working capital and capital expenditure requirements; the ability of the Company to raise sufficient capital to fund operations and meet its financial obligations; and changes in accounting standards. The Company has made certain assumptions about the Company's business, the economy and digital currencies, decentralized finance and blockchain sectors in general and has also assumed that there will be no significant events occurring outside of the Company's normal course of business.

The Company cautions you that the foregoing list may not contain all of the forward-looking statements made in this document. The Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward- looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what benefits that the Company will derive therefrom. Readers are cautioned that the foregoing list of factors is not exhaustive. Investors are cautioned not to put undue reliance on forward-looking statements, and investors should not infer that there has been no change in the Company's affairs since the date of this report that would warrant any modification of any forward-looking statements made in this document, other documents periodically filed with or furnished to the relevant securities regulators or documents presented on the Company's website.  When relying upon our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events, and whether such information is appropriate for any particular purpose, including in consultation with independent legal and financial advisors. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Furthermore, the forward-looking statements contained in this document are made as at the date of this document and WonderFi does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws. The Company disclaims any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, subject to the Company's disclosure obligations under applicable Canadian securities regulations. Investors are urged to read the Company's filings with Canadian securities regulatory agencies, risk factors set out therein and included in this document, which can be viewed on the Company's profile available online at www.sedar.com.

WonderFi Technologies Inc. December 31, 2022 MD&A	3

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Going concern

As at December 31, 2022, the company had an accumulated deficit of $177,216,198 and $5,062,610 as at September 30, 2021. Net Loss for the fifteen months ended December 31, 2022 was $172,153,588 consisting of $52,297,754 operating loss, $123,267,047 other loss, and $3,411,213 deferred tax recovery, and net loss for the period ended September 30, 2021 was $5,062,610. The Company had a working capital surplus of $6,952,210 as at December 31, 2022 and a working capital surplus of $24,827,906 as at September 30, 2021. These conditions raise material uncertainties which may cast significant doubt as to whether the Company will be able to continue as a going concern.

The Company's Financial Statements have been prepared on a going concern basis, which presumes realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company ability to continue as a going concern depends on its ability to generate sufficient cash recourses to meet its obligations for at least twelve months from the end of the reporting period. Refer to Note 1 of the Financial Statements for more details.

Management has implemented a series of measures to address these concerns and improve the Company's financial position, including:

  Equity financing: The Company established an at-the-money equity distribution on December 23, 2022 to issue and sell up to $10,000,000 of common shares of the Company to the public from time to time at the Company's discretion and subject to regulatory requirements. As at December 31, 2022, $0 of this $10,000,000 has been utilized.
  Cost reduction initiatives: The Company has undertaken a comprehensive review of its cost structure and implemented measures to reduce operating expenses.

Note that the Financial Statements do not include adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue a going concern. Such adjustments could be material.

WonderFi Technologies Inc. December 31, 2022 MD&A	4

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

CAUTION REGARDING NON-IFRS MEASURES

This MD&A makes reference to certain measures that are not recognized under IFRS and do not have a standardized meaning prescribed by IFRS. They are therefore unlikely to be comparable to similar measures presented by other companies. The Company uses non-IFRS measures including "EBITDA," "EBITDA margin," "Adjusted EBITDA," and "Adjusted EBITDA margin," as additional information to complement IFRS measures by providing further understanding of the Company's results of operations from management's perspective. The Company believes that these financial measures provide information that is useful to investors in understanding the Company's performance and facilitate comparison of quarterly and full year results from period to period.

EBITDA and EBITDA margin are common measures used to assess profitability before the impact of different financing methods, income taxes, depreciation of capital assets and amortization of intangible assets. Adjusted EBITDA and Adjusted EBITDA margin are measures used to assess profitability before the impact of all of the items in calculating EBITDA in addition to certain other non-cash expenses. Management uses non-IFRS measures in order to facilitate operating performance comparisons from period to period and to prepare annual operating budgets.

"EBITDA" is defined as net income (loss) before: (i) interest expense; (ii) income tax expense; and (iii) depreciation and amortization. "EBITDA margin" is defined as the percentage obtained when dividing EBITDA by Revenues. "Adjusted EBITDA" is defined as EBITDA adjusted to exclude: (i) share-based compensation; (ii) non-cash finance expenses; (iii) asset impairment charges; (iv) revaluation gains or losses on digital assets; (v) other non-cash expenses; and (vi) certain one-time transaction expenses. "Adjusted EBITDA margin" is defined as the percentage obtained when dividing Adjusted EBITDA by Revenues.

These measures are provided as additional information to complement IFRS measures by providing further understanding of the Company's results of operations from management's perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company's financial information reported under IFRS. Reconciliations from IFRS measures to non-IFRS measures are included throughout this MD&A.

COMPANY OVERVIEW

The Company provides access to the latest technologies and financial tools for wealth generation in secure and regulated environments. The Company operates through two operating segments: the Decentralized Finance segment ("DeFi Segment" or "DeFi") with WonderFi Technologies Inc. ("WonderFi") and Blockchain Foundry Inc. ("BCF"), and the Centralized Finance segment ("CeFi Segment" or "CeFi") with Bitbuy Technologies Inc. ("Bitbuy") and Coinberry Limited ("Coinberry").

WonderFi's operations seek to simplify user interaction with the emerging business sector of Decentralized Finance through its suite of software products. WonderFi's team of industry experts have over 20 years of cumulative experience building blockchain applications and is focused on integrating protocols and simplifying the complexities that are preventing wider adoption of the technology.

WonderFi Technologies Inc. December 31, 2022 MD&A	5

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Bitbuy is one of Canada's leading regulated cryptocurrency companies catering to advanced traders, institutions and corporate clients. Bitbuy offers crypto trading for retail clients, staking, corporate crypto services and has over 430,000 registered users. Bitbuy's main business activity is crypto trading, enabling its users to move funds from their existing financial institutions to Bitbuy's platform (the "Platform") so as to execute self-directed purchase or sale transactions of digital assets listed on the Platform. Bitbuy is registered with the Ontario Securities Commission ("OSC") and with the Canadian Securities Administrators ("CSA") as a "marketplace" and "restricted dealer".

Coinberry is a crypto trading platform catering to crypto beginners and retail traders, which is Canada's first pure-play licensed crypto broker Coinberry currently features 24 of the top cryptocurrency trading pairs and approximately 210,000 registered users. Coinberry is registered with the OSC and the CSA as a "restricted dealer".

With the acquisitions of Bitbuy and Coinberry, WonderFi maintains one of the largest communities of Web3 users in Canada and is one of Canada's largest employers of crypto-industry professionals.  As of the date hereof, WonderFi has 67 full-time employees, and 9 contractors who work on a part-time or full-time basis. The Company also utilizes temporary labour on an as-needed basis.

BUSINESS HIGHLIGHTS FOR THE FIFTEEN MONTHS ENDED DECEMBER 31, 2022

New products and services

The Company launched UniFi, a DeFi app available on desktop, on January 25, 2022.

On September 29, 2022, the Company announced a partnership between Bitbuy and AlpacaDB Inc. ("Alpaca"). The partnership, expected to provide Bitbuy customers with real-time fractional trading and instant settlement in U.S. equities and exchange traded funds, is anticipated to be offered in conjunction with brokerage services through a leading Canadian investment bank and Investment Industry Regulatory Organization of Canada ("IIROC") member that will look to route, execute, clear and custody all customer accounts and trades. The official launch date will be determined pending regulatory approvals.

On November 28, 2022, the Company launched its Staking product and within 10 days of the product launch, 10% of Bitbuy monthly active users enrolled. Bitbuy understands it is one of only two registered crypto asset trading platforms in Canada currently permitted by the CSA to offer Staking.

Expansion through Acquisitions

On March 25, 2022, the Company completed the acquisition of First Ledger Corp. ("FLC") (subsequently amalgamated and now known as "Bitbuy Holdings Inc."), the parent company of Bitbuy and its affiliates ("Bitbuy Acquisition"). Under the terms of the Bitbuy Acquisition, among other things, the Company acquired all of the issued and outstanding shares of FLC. The consideration paid to former shareholders of FLC consisted of 66,640,584 in newly issued common shares of WonderFi, most of which were subject to certain lock-up requirements and $37.7 million in cash for a total consideration of $134.5 million. A copy of the definitive agreement with respect to the Bitbuy Acquisition is available on the Company's SEDAR profile at www.sedar.com.

WonderFi Technologies Inc. December 31, 2022 MD&A	6

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

On July 4, 2022, the Company completed the acquisition of Coinberry Limited ("Coinberry Acquisition").  Under the terms of the Coinberry Acquisition, among other things, the Company acquired all the issued and outstanding shares of Coinberry. The consideration paid consisted of an aggregate of 25,825,645 newly issued common shares of WonderFi, the majority of which were subject to certain lock-up requirements for a total consideration of $14.6 million. A copy of the definitive agreement with respect to the Coinberry Acquisition is available on the Company's SEDAR profile at www.sedar.com.

On November 7, 2022, the Company completed the acquisition of Blockchain Foundry Inc. ("BCF Acquisition"). Under the terms of the BCF Acquisition, among other things, the Company acquired all the issued and outstanding shares of BCF. The consideration paid consisted of an aggregate of 19,740,846 newly issued common shares of WonderFi with certain lock-up requirements for a total consideration of approximately $7.4 millions. A copy of the definitive agreement with respect to the BCF Acquisition is available on the Company's SEDAR profile at www.sedar.com.

Financing

On October 26, 2021, the Company completed a private placement of 13,520,001 units at a price of $1.95 per unit for gross proceeds to the Company of $26.4 million Each unit consisted of one common share of the Company and one-half of one common share purchase warrant. Each warrant is exercisable to acquire one Common Share at an exercise price of $2.55 for a period of 36 months from October 26, 2021.

On February 4, 2022, the Company completed a private placement of 18,750,000 units at a price of $2.40 per unit for gross proceeds to the Company of $45.0 million. Each unit  consistent of  one common share of the Company and one-half of one common share purchase warrant. Each warrant entitles the holder to acquire one common share at a price of $3.10 until February 4, 2024.

The Company used a portion of the net proceeds of the financings to partially fund the transaction costs and purchase price of the Company's Bitbuy, Coinberry and BCF acquisitions, and to partially fund growth initiatives for general corporate purposes.

On December 23, 2022, the Company announced the establishment an at-the-market equity program ("ATM Program") that allows the Company to distribute up to $10,000,000 of common shares to the public from time to time, at the Company's discretion and subject to regulatory requirements. ATM Program prospectus and underwriters' consent letters are on the Company's SEDAR profile at www.sedar.com.

WonderFi Technologies Inc. December 31, 2022 MD&A	7

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Executive and Board appointments and leadership change

On March 29, 2022, the Company announced the appointment of Ameer Rosic to its Board of Directors, effective March 24, 2022. Mr. Rosic is a serial entrepreneur, marketing expert, angel investor and a long standing Web3 evangelist.  In 2016, Mr. Rosic co-founded BlockGeeks with Dmitry Buterin, and today it is one of the largest blockchain education and resource hubs on the Internet. Mr. Rosic is an active participant in the crypto ecosystem as an investor and advisor with leading DeFi protocol companies including Badger Dao, Synthetix and Thorchain which collectively represent approximately $3 billion in total value locked and have seen billions of dollars of transaction volume since inception.

On April 8, 2022, the Company announced the appointment of Adam Garetson as General Counsel and Chief Legal Officer of the Company, effective April 11, 2022. Mr. Garetson brings over a decade of experience providing legal and regulatory advice to public companies across various sectors. Mr. Garetson most recently served as Director and Senior Counsel at the Royal Bank of Canada, and during his career has provided legal guidance on blockchain products and crypto assets, cross-border trading and corporate finance transactions, and has engaged with securities commissions, exchanges and regulatory bodies such as OSC and IIROC on a number of different occasions and initiatives.

On May 24, 2022, the Company announced the appointment of Torstein Braaten as Chief Compliance Officer of the Company, effective May 23, 2022. Mr. Braaten brings over three decades of experience providing compliance advice to Banks and Investment Dealers. Mr. Braaten will continue to serve as Head of Regulatory Affairs and Chief Compliance officer at Bitbuy Technologies Inc. During his career Mr. Braaten has provided Compliance and Risk guidance to Global Bank Trading Desks and led the growth of two regulated 'Alternative Trading Systems' in Canada. Mr. Braaten has participated in many advisory committees to regulatory bodies such as the OSC and IIROC with respect to trading rules and crypto assets.

On August 2, 2022, in connection with the acquisitions of Bitbuy and Coinberry, Michael Arbus, CEO of Bitbuy, stepped down from the Company on mutually agreed terms and Andrei Poliakov, Head of Brokerages of WonderFi and President of Coinberry departed from the Company.

On October 5, 2022 Dean Sutton, Chief Strategy Officer of WonderFi departed from the Company.

On October 25, 2022, the Company announced that Ben Samaroo resigned as the Chief Executive Officer effective as of October 24, 2022 and that Dean Skurka, the President of Bitbuy was appointed the President and Interim Chief Executive Officer of the Company. Mr. Skurka previously served as Head of Exchanges at WonderFi.

On November 28, 2022, the Company announced the appointment of Jeff Fitzgerald as Vice President of Sales, Bitbuy Private Wealth and Corporate Solutions. Mr. Fitzgerald has fifteen years of corporate and institutional foreign exchange sales and trading experience with institutions such as TD Bank, Raymond James Ltd. and Scotiabank. The Bitbuy Private Wealth Group was established for high-net-worth individuals and corporate clients looking to invest in digital assets through Bitbuy's over-the-counter ("OTC") trading desk.

WonderFi Technologies Inc. December 31, 2022 MD&A	8

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Exchange, Listing and AGM

On June 20, 2022, the Company announced that its common shares and two series of warrants would be listed on the Toronto Stock Exchange (the "TSX") effective at the market opening on June 22, 2022. The Company's common shares are now traded on the TSX under the symbol, "WNDR", and its two series of warrants trade under the symbols "WNDR.WT.A" and "WNDR.WT.B", respectively.

On August 16, 2022, the Company announced that after a successful application process, the Company's common shares will begin trading on the OTCQB Venture Market ("OTCQB") on August 17, 2022, at the opening of the market under its stock symbol "WONDF". The Company's shares also continue to trade under the symbol A3C166 on the Frankfurt Exchange.

On August 22, 2022, the Company announced that it had submitted an application to list its common shares on the Nasdaq Capital Market ("NASDAQ") and has concurrently filed a registration statement with SEC in the United States. The Company anticipates pursuing both a NASDAQ listing and registration of the common shares in the United States to enables the Company to accelerate its previously announced international expansion strategy, while also attracting institutional and retail investors globally. Listing of the Shares on NASDAQ and registration in the United States remains subject to the approval by NASDAQ and the SEC, as well as the satisfaction of all applicable listing and regulatory requirements. There can be no assurance that such approval will be obtained or that the listing of the common shares will ultimately be consummated.

On September 13, 2022, the Company announced the results of its annual general shareholder meeting ("AGM") held virtually on September 12, 2022. Shareholders of the Company approved all the resolutions details presented at the meeting, namely setting the number of, and the election of, directors, appointment of Raymond Chabot Grant Thornton LLP as the auditor of the Company, approving certain amendments to the articles of the Company and the Company's equity incentive plan. A report of voting results at the AGM is available on the Company's SEDAR profile at www.sedar.com.

Achievements and Awards

On November 16, 2022, the Company announced that Bitbuy received recognition as part of the 2022 Deloitte Technology Fast 50™ awards program ("The Program") for its rapid revenue growth, entrepreneurial spirit, and bold innovation. The Program recognizes Canada's 50 fastest-growing technology companies based on the highest revenue-growth percentage over the past four years. Bitbuy ranks 6th with a 4,581% percent in revenue growth from 2018 to 2021. The winners consist of public and private companies in the technology sector that are transforming the industry. The Program runs alongside the broader Deloitte North American Technology Fast 500™, with winners automatically eligible for this elite ranking. Bitbuy remains committed to being the go-to destination for digital asset investors in Canada and with the addition of new wealth generating products like Staking, the Company believes it is well positioned to capture new customers and business partners interested in the sector.

WonderFi Technologies Inc. December 31, 2022 MD&A	9

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

FINANCIAL HIGHLIGHTS FOR THE THREE AND FIFTEEN MONTHS ENDED DECEMBER 31, 2022

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Sep. 30 2021	% Change
Revenue	2,608,167	-	nm	9,088,048	-	nm
Salaries and wages	3,840,937	102,883	nm	12,870,916	134,756	nm
Professional and consulting fees	1,659,826	2,257,170	-26%	16,455,636	446,534	nm
Share-based payments	2,958,279	847,762	249%	9,919,046	1,067,924	829%
Marketing	885,084	1,292,045	-31%	6,792,312	355,860	nm
Bank and transaction fees	389,491	26,369	nm	1,755,824	5,390	nm
G&A expenses	3,149,401	791,181	298%	13,592,068	3,130,388	334%
Operating loss	(10,274,851)	(5,317,410)	93%	(52,297,754)	(5,140,852)	917%
Operating margin	(394%)	nm	nm	(575%)	nm	nm
Net financial expenses (income)	128,198,002	377,344	nm	123,267,047	(78,242)	nm
Net loss before taxes	(138,472,853)	(5,694,754)	nm	(175,564,801)	(5,062,610)	nm
Income tax recovery	(1,900,318)	-	nm	(3,411,213)	-	nm
Net loss	(136,572,535)	(5,694,754)	nm	(172,153,588)	(5,062,610)	nm
Basic loss per share	(0.66)	(0.08)	729%	(1.20)	(0.15)	700%
EBITDA (1)	(138,300,517)	(5,693,488)	nm	(170,065,241)	(5,062,761)	nm
EBITDA margin (1)	(5,303%)	nm	nm	(1,871%)	nm	nm
Adjusted EBITDA (1)	(5,925,026)	(2,809,550)	111%	(22,595,883)	(1,878,785)	nm
Adjusted EBITDA margin (1)	(227%)	nm	nm	(249%)	nm	nm
nm: not meaningful

(1) EBITDA, EBITDA margin, Adjusted EBITDA, and Adjusted EBITDA margin are non-IFRS performance measures; please refer to the heading "Caution Regarding Non-IFRS Financial Performance Measures" at the end of this MD&A regarding the use of non-IFRS Measures.
(2) The Company incorporated on January 30, 2021. 9 months ended September 30, 2021 represents activity from January 30, 2021, to September 30, 2021.

Revenues

The Company commenced revenue generation in 2022 through the Bitbuy Acquisition and Coinberry Acquisition. Revenues were $2.6 million and $9.1 million for the three and fifteen months ended December 31, 2022, compared to $nil for the three months ended December 31, 2021 and nine months ended September 30, 2021.

Operating expenses

The Company's consolidated operating expenses were $12.9 million and $61.4 million for the three and fifteen months ended December 31, 2022, respectively, compared to $5.3 million and $5.1 million for the three months ended December 31, 2021 and nine months ended September 30, 2021. Significant increases in expenses were due to the acquisition of Bitbuy and Coinberry.

The consolidated operating expense increase of $7.6 million for the three months ended December 31, 2022 compared to the three months ended December 31, 2021 was mainly due to $3.7 million increase in salaries and wages and $2.1 million increase in share-based payments, $1.1 million increase in IT expense, $0.6 million one-time TSX listing fee.

WonderFi Technologies Inc. December 31, 2022 MD&A	10

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

The consolidated operating expense increase of $56.2 million for the fifteen months ended December 31, 2022 compared to the nine months ended September 30, 2021 was primarily due to a $12.7 million increase in salaries and wages (including $1.9 million reorganization cost), $16.0 million increase in professional and consulting fees (including $7.3 million paid by shares and $4.5 million increase paid by cash for the acquisitions), $6.4 million increase in marketing, $8. million increase in share-based compensation, $5.5 million increase in amortization on the intangible assets acquired from Bitbuy and Coinberry, $2.8 million increase in IT expense, and $1.7 million increase in bank and transactions fees.

RECONCILIATION OF NON-IFRS MEASURES

Reconciliation of consolidated net loss to EBITDA and Adjusted EBITDA

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Dec. 31 2021	% Change
Net loss before tax	(138,472,855)	(5,694,754)	nm	(175,564,801)	(5,062,610)	nm
Interest income	(18,021)	(44)	nm	(44,064)	(1,929)	nm
Interest expense	12,096	-	nm	28,355	-	nm
Depreciation and amortization	178,263	1,310	nm	5,515,269	1,778	nm
EBITDA	(138,300,517)	(5,693,488)	nm	(170,065,241)	(5,062,761)	nm
Share-based payments	2,958,279	847,762	249%	9,919,046	1,067,924	829%
Revaluation (gain) loss in digital assets	(3,534,379)	490,323	-821%	1,454,559	14,562	nm
Changes in FV of warrant liabilities	8,179,932	-	nm	(8,190,436)	-	nm
Changes in FV of investments	-	-	nm	1,433,852	-	nm
Share issuance cost	(1,052,448)	-	nm	1,253,437	-	nm
Other non-cash financial expenses	124,610,795	(112,935)	nm	127,331,314	(90,875)	nm
One-time transaction expenses	1,213,312	1,658,788	-27%	14,267,586	2,192,365	551%
Adjusted EBITDA	(5,925,026)	(2,809,550)	111%	(22,595,883)	(1,878,785)	nm

WonderFi Technologies Inc. December 31, 2022 MD&A	11

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Reconciliation of net loss to EBITDA and Adjusted EBITDA for DeFi segment

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Dec. 31 2021	% Change
Net loss before tax	(16,779,765)	(5,694,754)	195%	(40,857,507)	(5,062,610)	707%
Interest income	(12,497)	(44)	nm	(38,228)	(1,929)	nm
Interest expense	308	-	nm	3,645	-	nm
Depreciation and amortization	(566)	1,310	-143%	10,886	1,778	512%
EBITDA	(16,792,521)	(5,693,488)	195%	(40,881,204)	(5,062,761)	707%
Share-based payments	2,958,279	847,762	249%	9,919,046	1,067,924	829%
Revaluation (gain) loss in digital assets	(2,888,069)	490,323	-689%	1,706,993	14,562	nm
Changes in FV of warrant liabilities	8,179,932	-	nm	(8,190,436)	-	nm
Changes in FV of investments	0	-	nm	1,433,852	-	nm
Share issuance cost	(1,052,448)	-	nm	1,253,437	-	nm
Other non-cash financial expenses	5,330,287	(112,935)	nm	6,246,379	(90,875)	nm
One-time transaction expenses	711,284	1,658,788	-57%	12,945,658	2,192,365	490%
Adjusted EBITDA	(3,553,255)	(2,809,550)	26%	(15,566,275)	(1,878,785)	729%

Reconciliation of net loss to EBITDA and Adjusted EBITDA for CeFi segment

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Dec. 31 2021	% Change
Net loss before tax	(121,693,088)	-	nm	(134,707,294)	-	nm
Interest income	(5,527)	-	nm	(5,836)	-	nm
Interest expense	11,788	-	nm	24,710	-	nm
Depreciation and amortization	178,829	-	nm	5,504,383	-	nm
EBITDA	(121,507,998)	-	nm	(129,184,037)	-	nm
Share-based payments	-	-	nm	-	-	nm
Revaluation (gain) loss in digital assets	(646,311)	-	nm	(252,434)	-	nm
Changes in FV of warrant liabilities	-	-	nm	-	-	nm
Changes in FV of investments	-	-	nm			nm
Share issuance cost	-	-	nm	-	-	nm
Other non-cash financial expenses	119,280,508	-	nm	121,084,934	-	nm
One-time transaction expenses	502,028	-	nm	1,321,928	-	nm
Adjusted EBITDA	(2,371,772)	-	nm	(7,029,608)	-	nm

WonderFi Technologies Inc. December 31, 2022 MD&A	12

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

OPERATING SEGMENTS

DeFi

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Sep. 30 2021	% Change
Revenue	-	-	nm	-	-	nm
Salaries and wages	1,483,853	102,883	nm	5,008,278	134,756	nm
Professional and consulting fees	1,445,227	2,257,170	-36%	15,217,638	446,534	nm
Share-based payments	2,958,279	847,762	249%	9,919,046	1,067,924	829%
Marketing	457,251	1,292,045	-65%	4,538,756	355,860	nm
Bank and transaction fees	97,921	26,369	271%	292,979	5,390	nm
G&A expenses	779,720	791,181	-1%	3,465,169	3,130,388	11%
Operating loss	(7,222,252)	(5,317,410)	36%	(38,441,867)	(5,140,852)	648%
Operating margin	nm	nm	nm	nm	nm	nm
Net financial expenses (income)	9,557,512	377,344	nm	2,415,640	(78,242)	nm
Net loss before taxes	(16,779,764)	(5,694,754)	195%	(40,857,507)	(5,062,610)	707%
Income tax recovery	(0)	-	nm	(0)	-	nm
Net loss	(16,779,763)	(5,694,754)	195%	(40,857,507)	(5,062,610)	707%
EBITDA	(16,792,519)	(5,693,488)	195%	(40,881,204)	(5,062,761)	707%
EBITDA margin	nm	nm	nm	nm	nm	nm
Adjusted EBITDA	(3,553,254)	(2,809,550)	26%	(15,566,275)	(1,878,785)	729%
Adjusted EBITDA margin	nm	nm	nm	nm	nm	nm

Revenues

The Company launched UniFi desktop app on January 25, 2022 and does not collect fees on the app at the moment. Users pay for the network fees and UniFi submits the signed transaction to the network.

Operating expenses

The operating expenses of DeFi were $7.2 million and $38.4 million for the three and fifteen months ended December 31, 2022, and $5.3 million and $5.1 million for the three months ended December 31, 2021 and nine months ended September 30, 2021.

The DeFi operating expense increase of $1.9 million for the three months ended December 31, 2022 compared to the three months ended December 31, 2021 was mainly due to $1.4 million increase in salaries and wages and $2.1 million increase in share-based payments, partially offset by $0.8 million decrease in marketing spending and $0.8 million decrease in professional fees and consulting.

The DeFi operating expense increase of $33.3 million for the fifteen months ended December 31, 2022 compared to the nine months ended September 30, 2021 was primarily due to $4.9 million increase in salaries and wages (including $0.8 million reorganization cost), $4.2 million increase in marketing for business expansion, $14.8 million increase in professional fees (and consulting (including $7.3 million increase paid by shares and $4.5 million increase paid by cash for the acquisitions), $8.9 million increase in share-based payments, and $0.6 million one-time TSX listing fee.

WonderFi Technologies Inc. December 31, 2022 MD&A	13

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

CeFi

(CAD$ except where indicated)	3 months ended			15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Dec. 31 2021	% Change	Dec. 31 2022	Sep. 30 2021	% Change
Revenue	2,608,167	-	nm	9,088,048	-	nm
Salaries and wages	2,357,083	-	nm	7,862,638	-	nm
Professional and consulting fees	214,599	-	nm	1,237,998	-	nm
Share-based payments	-	-	nm	-	-	nm
Marketing	427,833	-	nm	2,253,556	-	nm
Bank and transaction fees	291,569	-	nm	1,462,845	-	nm
G&A expenses	2,369,680	-	nm	10,126,899	-	nm
Operating loss	(3,052,597)	-	nm	(13,855,887)	-	nm
Operating margin	(117%)	nm	nm	(152%)	nm	nm
Net financial expenses (income)	118,640,491	-	nm	120,851,407	-	nm
Net loss before taxes	(121,693,088)	-	nm	(134,707,294)	-	nm
Income tax recovery	(1,900,318)	-	nm	(3,411,213)	-	nm
Net loss	(119,792,771)	-	nm	(131,296,082)	-	nm
EBITDA	(121,507,998)	-	nm	(129,184,037)	-	nm
EBITDA margin	(4,659%)	nm	nm	(1,421%)	nm	nm
Adjusted EBITDA	(2,371,772)	-	nm	(7,029,608)	-	nm
Adjusted EBITDA margin	(91%)	nm	nm	(77%)	nm	nm

(1) The acquisition of Bitbuy was completed on March 25, 2022 and the acquisition of Coinberry was completed on July 4, 2022. The 15 months ended December 31, 2022 represents Bitbuy activity from March 25, 2022 to December 31, 2022 and Coinberry activity from July 4, 2022 to December 31, 2022.

Revenues

CeFi revenue of $2.6 million in 2022 was from Bitbuy and Coinberry. Bitbuy was acquired on March 25, 2022 and Coinberry was acquired on July 4, 2022.

CeFi has five revenue streams:

  Trading fees charged when customers buy or sell cryptocurrencies;
  Fees earned when cryptocurrencies are transferred out by customers;
  Withdrawal fees charged when customers withdraw Canadian dollars into and from the platform;
  Over-the-Counter ("OTC") spreads applied to OTC trades, representing the difference between the purchase price of cryptocurrencies the OTC desk is able to source from external liquidity providers and the selling price the OTC desk offers to its customers; and
  Market making revenue earned when trades that take place within the platform are matched to orders placed by internal liquidity providers, which in turn offsets those trades with external liquidity providers using an arbitrage strategy, effectively supplying added liquidity to the marketplace.
WonderFi Technologies Inc. December 31, 2022 MD&A	14

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Operating expenses

The operating expenses of CeFi were $5.7 million and $22.9 million for the three and fifteen months ended December 31, 2022, and $nil for the three months ended December 31, 2021 and nine  months ended September 30, 2021. The operating expense in 2022 was due to the acquisition of Bitbuy and Coinberry.

The CeFi operating expenses of $5.7 million for the three months ended December 31, 2022 mainly included $2.4 million salaries and wages, $0.4 million marketing, $0.3 million bank and transaction fees, and $1.0 million IT expenses.

The CeFi operating expenses of $22.9 million for the fifteen months ended December 31, 2022 mainly included $7.9 million salaries and wages (including $1.1 million reorganization cost), $1.2 million professional and consulting fees, $2.3 million marketing, $1.5 million bank and transaction fees, $2.3 million IT expenses, and $5.5 million amortization on the intangible assets acquired with the Bitbuy and Coinberry Acquisitions.

SELECTED QUARTERLY INFORMATION

(CAD$ except where indicated)	Q5 2022	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021 (1)
Revenue	2,608,167	3,329,627	2,896,275	253,979	-	-	-
EBITDA	(138,300,517)	(8,329,053)	(8,861,149)	(14,574,522)	(630,727)	(3,624,688)	(1,438,073)
Adjusted EBITDA	(5,925,026)	(5,063,072)	(4,863,070)	(6,744,715)	(930,765)	(1,390,474)	(488,311)
Net loss	(136,572,535)	(9,483,059)	(11,332,888)	(14,765,106)	(632,144)	(3,626,071)	(1,436,539)
Basic and diluted net loss per share	(0.66)	(0.05)	(0.07)	(0.07)	(0.08)	(0.08)	(0.03)

(1) The Company incorporated on January 30, 2021. Q2 2021 represents 60 days of activity from January 30, 2021, to March 31, 2021.

The Company is not materially subject to seasonality. Factors that may impact revenues and profitability include cryptocurrency price and volatility as well as cryptocurrency adoption as a store of value and medium of exchange. Please also refer to the "Risk Factors" section below for a more comprehensive description of risks that may impact revenues and profitability.

WonderFi Technologies Inc. December 31, 2022 MD&A	15

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

(CAD$ except where indicated)	15 months ended & 9 months ended
For the periods ended as indicated	Dec. 31 2022	Sep. 30 2021	$ Change	% Change
Cash and cash equivalents, beginning of period	20,346,956	-	20,346,956	nm
Cash provided by (used in):
Operating activities	(25,269,518)	(5,649,573)	(19,619,945)	347%
Investing activities	(36,492,468)	(5,806)	(36,486,662)	nm
Financing activities	51,666,727	25,971,308	25,695,419	99%
Foreign exchange effect on cash	-	31,027	(31,027)	-100%
Cash, end of the period	10,251,697	20,346,956	(10,095,259)	-50%

Cash flows used in operating activities

On a consolidated basis, cash used in operating activities increased from $5.6 million for the nine months ended September 30, 2021 to $25.3 million during the fifteen months ended December 31, 2022. The increase in cash used in operation activities was mainly due to the Bitbuy, Coinberry and BCF Acquisitions completed during the reporting period.

Cash flows used in investing activities

Cash used in investing activities was $36.5 million for the fifteen months ended December 31, 2022. compared to $6K in investing activities for the nine months ended September 30, 2021. The main investing activities included $26.4 million net of cash consideration for the acquisitions and cash acquired from business combinations, $8.5 million investments (including $5.0 million in Bitbuy and $2.6 million in Coinberry before the acquisitions), and $1.2 million cash collateral for Bitbuy's digital asset inventory loan.

Cash flows from financing activities

Cash provided by financing activities was $51.7 million for the fifteen months ended December 31, 2022, compared to $26.0 million for the nine months ended September 30, 2021. During the fifteen months ended December 31, 2022, the Company raised $62.8 million from private placements and incurred $5.6 million in share issuance costs. The Company also repurchased shares of $5.1 million through its Share Buyback Program.

Working Capital

As of December 31, 2022, the Company had working capital of $7.0 million compared to working capital of $24.8 million as at September 30, 2021. The $17.8 million decrease was primarily due to working capital used in CeFi operating activities.

WonderFi Technologies Inc. December 31, 2022 MD&A	16

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

As of December 31, 2022, the Company's financial instruments consist of cash, digital assets, customer deposits, amounts due to liquidity providers, accounts payable and accrued liabilities and, unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair values of such financial instruments approximate their carrying values due to the short-term or demand nature of the instruments.

Capital Resources

The Company's capital management objective is to provide the financial resources that will enable the Company to maximize the return to its shareholders while optimizing its cost of capital, as well as to safeguard the Company's ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

In order to achieve these objectives, the Company monitors its capital structure and makes adjustments as required in light of changes in economic conditions and the risks to which the Company is exposed. The Company's strategy for achieving this objective is to maintain a flexible capital structure that optimizes the cost of capital, at an acceptable level of risk, to preserve its ability to meet financial obligations as they come due, and to ensure the Company has sufficient financial resources to fund its organic and acquisitive growth plans. Financing decisions are generally made on a specific transaction basis and depend on such things as the Company's needs, capital markets and economic conditions at the time of the transaction. Management reviews its capital management approach on an ongoing basis and believes that this approach is reasonable, given the size of the Company.

As stated in "Caution Regarding Forward-Looking Statements and Going Concern" section, the Company's ability to continue as a going concern depends on its ability to generate sufficient cash recourses to meet its obligations for at least twelve months from the end of the reporting period. Conditions surrounding the Company may raise material uncertainties which may cast significant doubt as to whether the Company will be able to continue as a going concern.

SHARE CAPITAL

As of the date of this MD&A, the Company has 238,363,466 common shares outstanding, 8,812,989 options outstanding, 2,051,355 restricted stock units outstanding, and 43,618,048 warrants including broker warrants outstanding. There are no preferred shares outstanding.

OFF-BALANCE SHEET ARRANGEMENTS

As of March 30, 2023, the Company does not have any off-balance sheet arrangements.

WonderFi Technologies Inc. December 31, 2022 MD&A	17

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

FINANCIAL INSTRUMENTS & RISKS

The Company's financial assets include cash, receivables, digital assets and other assets. The Company's financial liabilities include trade payables, accrued liabilities, and lease liabilities.

The Company's financial instruments expose it primarily to credit, liquidity, concentration, and digital assets risks. Please refer to the Financial Instruments & Risk Management section of this MD&A for a description of these risks and refer to the audited consolidated financial statements for the fifteen months ended December 31, 2022 Notes 3 and 36 for how they are managed and for a description of how fair values are determined.

During the fifteen months ended December 31 ,2022, there were no material changes to the risks related to financial instruments other than those listed below related to the operations of CeFi and no changes in the financial instrument classifications, compared to nine months ended September 30, 2021. Furthermore, the methodology used to determine the fair value of financial instruments has not changed during the fifteen months ended December 31, 2022.

Credit risk and custody of digital assets

The Company is exposed to risks that arise from its use of financial instruments and the Company's objectives, policies, and processes for managing those risks and the methods used to measure them are as follows:

DeFi (WonderFi)

Digital asset prices are affected by various forces including global supply and demand, interest rates, exchange rates, inflation or deflation and global political and economic conditions. In addition, the Company may not be able to liquidate its digital assets at its desired price if required as digital assets have a limited history and fair value historically has been volatile. A decline in the market prices for digital assets could negatively impact the Company's future operations.

The Company holds digital assets with a total value of $664,092 As at December 31, 2022, had the market price of the Company's holdings of digital assets changed by 10% with all other variables being constant, the corresponding digital asset value change would amount to approximately $66,409

CeFi (Bitbuy and Coinberry)

Users of the CeFi platform transact through a hosted digital wallet solution. A digital wallet is a collection of public digital asset addresses and their associated private key(s). It is designed such that only the owner of a digital asset can send its digital assets, only the intended recipient of the digital assets can unlock what the owner sent, and the transactional validation and digital assets ownership can be verified by any third-party participant in the relevant blockchain. The digital assets viewed through CeFi's wallets are warehoused primarily by third-party digital asset custodians, each providing varied levels of insurance in connection with the value of the digital assets held at or via the custodian. CeFi does not self-custody users' digital assets, and digital assets can be withdrawn to individual users' personal wallets. The aggregate value of the asset balances held by digital asset trading platforms, such as the Platform (via wallet addresses at the custodians) is commonly referred to as assets under custody ("AUC"). As of December 31, 2022, CeFi has AUC of approximately $200 million.

WonderFi Technologies Inc. December 31, 2022 MD&A	18

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

CeFi's primary third-party digital assets custodian is "BitGo". "BitGo" is operating via BitGo Trust Company, Inc., a trust company chartered in South Dakota, BitGo New York Trust Company LLC, a limited purpose trust company in New York, and their affiliates, with Crypto Currency Security Standard ("CCSS"), SOC1 and SOC2 reporting and auditing designations, holding qualified custody certification under the Advisers Act and is a member of the Financial Services Information Sharing and Analysis Center ("FS-ISAC"), which is the only global cyber intelligence sharing community solely focused on financial services.

Digital assets held by BitGo are insured by a syndicate of insurers in the Lloyd's of London and European Marketplace. Certificates of insurance evidencing coverage have been made available to CeFi. BitGo's insurance policies for all cold storage include coverage of up to an aggregate of US$100 million of custodied assets across its users. The $100 million policy covers digital assets where the private keys are exclusively held by BitGo in the event of: (i) third-party hacks, copying or theft of private keys; (ii) insider theft or dishonest acts by BitGo employees or executives; and (iii) loss of keys. In addition to BitGo's insurance policies, CeFi is mandated as an approved marketplace and restricted dealer to purchase additional insurance coverages over custodied digital assets. These polices include coverage over hot wallet balances, the requirement to maintain 10% of the value of hot wallet balances in fiat at a Canadian financial institution, in addition to a crime policy which provides additional coverage over cold storage assets.

The Company is unaware of any matter with regards to BitGo's operations that would adversely affect its ability to obtain an unqualified audit opinion on its audited financial statements. BitGo is not a related party of Bitbuy or Coinberry. BitGo has advised the Company that there have been no breaches or other similar incidents involving BitGo resulting in the loss or theft of Digital Assets. BitGo does not use sub-custodians. BitGo holds Digital Assets under custodial arrangements that are segregated and are not anticipated to form part of the assets of BitGo in the event of an insolvency event proceeding. CeFi's Digital Assets are available for delivery to a digital wallet at Bitbuy and Coinberry's direction. BitGo provides copies of annual SOC audits that are completed by Deloitte Touche Tohmatsu Limited, commonly referred to as Deloitte.

To date, no definitive statements from bankruptcy courts or regulators in Canada have been released as to how digital assets will necessarily be treated in the event of a bankruptcy or insolvency of regulated crypto asset trading platforms, including Bitbuy and Coinberry. As such, custodially held digital assets could be subject to bankruptcy proceedings and customers could be treated as general unsecured creditors. Customers may find digital asset custodial services less attractive and reductions in use of the CeFi's platform as a result could adversely impact our business, operating results, and financial condition.

The Company limits its credit risk of digital assets and fiat by placing it with cryptocurrency exchanges or liquidity providers for which the Company has performed internal due diligence procedures. The Company deems these procedures necessary as some exchanges and liquidity providers are unregulated and not subject to regulatory oversight. Furthermore, cryptocurrency exchanges engage in the practice of commingling their clients' assets in exchange wallets. When digital assets are commingled, transactions that are not recorded on the applicable blockchain ledger are only recorded by the exchange. Therefore, there is a risk around the occurrence of transactions, or the existence of period end balances represented by exchanges and liquidity providers. The Company's due diligence procedures around exchanges and liquidity providers include, but are not limited to, internal control procedures around on-boarding new exchanges which includes review of the exchanges anti-money laundering ("AML") and know-your-client ("KYC") policies by the Company's Chief Compliance Officer, regular review of market information specifically regarding the exchanges security and solvency risk, setting balance limits for each account based on risk exposure thresholds and preparing daily asset management reports to ensure limits are being followed and having a fail-over plan to move cash and digital assets held on an exchange in instances where risk exposure significantly changes. As of each reporting period, the Company assesses if there may be expected credit losses requiring recognition of a loss allowance. As of December 31, 2022, the Company is exposed to credit risk to the extent that the exchanges and liquidity providers are subject to same. While the Company intends to only transact with counterparties (exchanges and liquidity providers) that it believes to be creditworthy, there can be no assurance that a counterparty will not default and that the Company will not sustain a material loss on a transaction as a result.

WonderFi Technologies Inc. December 31, 2022 MD&A	19

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

The Company also utilizes third party exchanges, market makers, OTC desks ("counterparties") or marketplaces, in the execution of customer trades. Trade execution and the settlement is typically completed just milli-seconds after the customer's submission of a trade order, however there is credit risk that counterparties may not fulfill their obligations or be delayed in fulfilling their obligations. Management believes that the credit risk with respect to its use of these counterparties is remote. In the remote case of a counterparty does not fulfilling its obligation, the Company expects to use its inventory to complete the trade.

Credit risk and custody of fiat balances

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company is exposed to credit risk on its cash and funds held in trust. To minimize the credit risk, the Company places its own corporate cash with major financial institutions.

CeFi users' fiat balances are held with a number of Canadian financial institutions. As a registered marketplace and restricted dealer (as such terms are defined under applicable Canadian securities laws), CeFi business is also required, pursuant to its registration, to purchase a Financial Institution Bond (FIB) policy, adding additional insurance coverage to user's Fiat deposits.

Some corporate Fiat and digital assets of CeFi are held on account with select third-party digital asset trading platforms. These deposits are held on account to help facilitate successful completion of customer purchases and sales of digital assets. These digital assets are transferred amongst CeFi's digital custodian accounts and Fiat funds are transferred between financial institutions on an ongoing basis. The Company is unaware of any matter with respect to matters stated in this section that would adversely affect its ability to obtain an unqualified audit option on its audited financial statements.

WonderFi Technologies Inc. December 31, 2022 MD&A	20

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Fiat currency risk

The Company's expenses are primarily denominated in Canadian dollars. The Company's corporate office is based in Canada and current exposure to exchange rate fluctuations is minimal. As at December 31, 2022, the Company was exposed to currency risk through the cash held that is denominated in US dollars. As at December 31, 2022 the Company held $3,091,109 (US$2,282,272) of its cash in US Dollars. A 10% depreciation of the US dollar against the Canadian dollar would result in $309,111 in the Company's loss for the period. Conversely, a 10% appreciation of the US dollar relative to the Canadian dollar would have the opposite effect.

Counterparty risk

Counterparty risk is the risk of an unexpected loss if a third party fails to meet its contractual obligations, including those associated with long-term deposits and equipment prepayments. The Company is exposed to counterparty risk primarily through its deposits held with Canadian financial institutions, and digital assets held with digital asset Custodians.

Commitments and liquidity risk

Liquidity risk is the risk that the Company will not be able to pay its financial obligations when they become due. The Company's policy is to monitor its cash balances and planned cash flows generated from operations and financing activities to ensure, to the extent possible, that it maintains sufficient liquidity to meet its projected financial obligations.

While the Company believes it has sufficient liquidity through its current cash balances and cash flow from operations to meet ongoing payment obligations, it may need to secure additional sources of financing in the future. If the Company were unable to obtain such financing, then the Company may have difficulty meeting its payment obligations. Under these circumstances, the Company's growth plans, and ongoing operations could be adversely impacted.

Lease liabilities includes financial obligations with contractual maturities, inclusive of interest, presented in Canadian dollars as of December 31, 2022 are as follows:

Commitments	December 31, 2022
-
2023	234,388
234,388

WonderFi Technologies Inc. December 31, 2022 MD&A	21

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

OTHER RISK FACTORS

Including, and with respect to the acquisition of Bitbuy and Coinberry, the Company is subject to a number of other risks and uncertainties and is affected by several factors which could have a material adverse effect on the Company's business, financial condition, operating results, and/or future prospects. These risks should be considered when evaluating an investment in the Company and may, among other things, cause a decline in the price of the Company's securities.

Prior to the acquisition of Bitbuy and Coinberry, the risks and uncertainties which Management considered the most material to the Company's business are described in the section entitled, "Financial Instruments and Risk Management" of the Company's MD&A for the year-ended September 30, 2021, dated December 15, 2021, and are hereby incorporated by reference. Other than the disclosure above, the acquisition of Bitbuy and Coinberry has introduced other risks and uncertainties to the Company and investors should carefully consider the following risks when making an investment decision concerning the securities of the Company, as further set out below.

Risks related to digital assets

Unforeseeable risks

Digital assets have gained commercial acceptance only within recent years and, as a result, there is little data on their long-term investment potential. Additionally, due to the rapidly evolving nature of the digital asset market, including advancements in the underlying technology, changes to digital assets may expose users to additional risks which are impossible to predict as of the date of this MD&A, but may include the risk of substantial loss of investment.

Changes in the value of digital assets may affect trading

Investing in digital assets is speculative, prices are volatile and market movements are difficult to predict. Supply and demand for digital assets can change rapidly and is affected by a variety of factors, including regulation and general economic trends. The markets for digital assets have experienced much larger fluctuations than other markets, and there can be no assurances that erratic swings in price will slow in the future. In the event that the price of digital assets decline, the value of an investment in the Company will also likely decline. Several factors may affect the price and volatility of digital assets, including, but not limited to: (i) global demand for digital assets, depending on the acceptance of digital assets by retail merchants and commercial businesses; (ii) the perception that the use, holding and trading of digital assets is safe and secure, and the related lack of or inconsistency in regulatory restrictions, particularly across various jurisdictions; (iii) conversely, heightened regulatory measures restricting the use of digital assets as a form of payment or the purchase of digital assets; (iv) investor's expectations with respect to the rate of inflation; (v) interest rates; (vi) currency exchange rates, including exchange rates between digital assets and fiat currency; (vii) fiat currency withdrawal and deposit policies on digital asset trading platforms and liquidity on such digital asset trading platforms; (viii) interruption of services or failures of major digital asset trading platforms; (ix) general governmental monetary policies, including trade restrictions and currency revaluations; and (x) global or regional political, economic or financial events and situations, including increased threat or terrorist activities.

WonderFi Technologies Inc. December 31, 2022 MD&A	22

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Access, loss or theft

There is a risk that some or all of our users' holdings of digital assets could be lost, stolen, destroyed or rendered inaccessible, potentially by the loss or theft of the private keys held by custodians associated with the public addresses that hold our users' digital assets and/or the destruction of storage hardware. Multiple thefts of digital assets from other holders have occurred in the past. Because of the decentralized process for transferring digital assets, thefts can be difficult to trace, which may make digital assets a particularly attractive target for theft. CeFi has adopted security procedures intended to protect users' assets, but there can be no assurance that those procedures will be successful in preventing such loss, theft or restriction on access. Access to users' digital assets could be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Users' digital assets held in custody accounts will likely be an appealing target for hackers or malware distributors seeking to destroy, damage or steal digital assets or private keys.

Security breaches, cyber-attacks, malware and hacking attacks have been a prevalent concern for trading platforms on which digital assets trades (such as the Platform). The Company obtains and processes sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm the Company's reputation, as well as have an adverse effect on its business. Any cyber security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm the Company's reputation and adversely affect CeFi's business, financial condition or results of operations.

Digital asset trading platforms may be at risk of cybersecurity breaches orchestrated or funded by state actors. For example, it has been reported that South Korean digital asset trading platforms have been subject to cybersecurity attacks by North Korean state actors with the intent of stealing digital assets, possibly with the intention of evading international economic sanctions. Any problems relating to the performance and effectiveness of security procedures used by the Platform and its custodians to protect users' digital assets, such as algorithms, codes, passwords, multiple signature systems, encryption and telephone call-backs will have an adverse impact on the Company's reputation, business, financial condition and/or results of operations. Furthermore, if, and as users' digital assets holdings grow, the Platform's custodians may become a more appealing target for cyber security threats such as hackers and malware. Furthermore, cybersecurity attacks orchestrated or funded by state actors may be particularly difficult to defend against because of the resources that state actors have at their disposal.

No storage system is impenetrable, and storage systems employed by Bitbuy and Coinberry, and its custodians may not be free from defect or immune to force majeure events. Any loss due to a security breach, software defect or force majeure event generally will be borne by the Company.

WonderFi Technologies Inc. December 31, 2022 MD&A	23

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Such storage systems and operational infrastructure may be breached due to the actions of outside parties, error or insider malfeasance of an employee of CeFi or its custodians, or otherwise, and, as a result, an unauthorized party may obtain access to CeFi's or its custodians' storage systems or private keys, data or users' digital assets. Additionally, outside parties may attempt to fraudulently induce employees of CeFi and its custodians to disclose sensitive information in order to gain access to the Platform's infrastructure. CeFi and its custodians or any technological consultant engaged by them may periodically examine and propose modifications to storage systems, protocols and internal controls to address the use of new devices and technologies to safeguard CeFi's systems and users' digital assets. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, CeFi may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of a storage system occurs, a loss of confidence in digital asset networks may decrease the market price of such digital assets. An actual or perceived breach may also cause users to liquidate their digital assets and/or abandon Bitbuy or Coinberry, which would adversely affect CeFi's business, financial condition or results of operations.

If users' digital asset holdings are lost, stolen or destroyed under circumstances rendering a party liable to CeFi, the responsible party may not have the financial resources sufficient to satisfy CeFi's claim. For example, as to a particular event of loss, the only source of recovery for CeFi may be limited to the relevant custodian or, to the extent identifiable, other responsible third parties (for example, a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of CeFi.

Digital asset investment risks

The further development and acceptance of digital assets is subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital assets may adversely affect the business operations.

The growth of the digital assets industry is subject to a high degree of uncertainty. The factors affecting the industry's further growth and development include, but are not limited to: (i) continued worldwide growth in the adoption and use of digital assets; (ii) government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of digital asset networks; (iii) changes in consumer demographics, demand and preferences; (iv) the maintenance and development of software protocols of digital asset networks; (v) the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; (vi) the further development of additional applications and scaling solutions; and (vii) general economic conditions and the regulatory environment relating to digital assets, including negative consumer or public perception of digital assets generally.

WonderFi Technologies Inc. December 31, 2022 MD&A	24

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Volatility

The value of digital assets has historically been highly volatile. For example, during the period between November 1, 2020 and March 15, 2021, the value of Bitcoin rose by more than 300%. More recently, during the period between April 1, 2022 and December 31, 2022, the value of Bitcoin fell by over 60%. The value of the digital assets held by users could decline rapidly in future periods, including to zero, which could adversely affect the Company's business, financial condition or results of operations.

Settlement of transactions on digital asset networks

There is no central clearing house for cash-to-Digital asset transactions. The current practice is generally for the purchaser of a digital asset to send fiat currency to a bank account designated by the seller, and for the seller to broadcast the transfer of the digital asset to the purchaser's public wallet address upon receipt of the cash. The purchaser and seller monitor the transfer with a transaction identification number that is available immediately upon transfer and is expected to be included in the next block confirmation. When CeFi facilitates purchases of digital assets from a digital asset source, there is a risk that the digital asset source will not initiate the transfer on the digital asset network upon receipt of cash from the user, or that the bank where the digital asset source's account is located will not credit the incoming cash from the user for the account of the digital asset source. As a mitigant, CeFi will only allow its users to purchase digital assets once it can confirm that fiat currency has been successfully sent and is residing in a CeFi bank account. CeFi also maintains inventory of digital assets in the event that the source does not initiate the transfer on the digital asset network. Third-party Custodians of CeFi's digital assets are selected based on their stability, levels of insurance and reputation. However, there can be no assurance mitigants of this risk will be effective.

Momentum pricing

The market value of digital assets may be affected by momentum pricing. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, is impacted by anticipated future appreciation in value. Momentum pricing may result in speculation regarding future appreciation in the value of digital assets, which inflates prices and may lead to increased volatility and potential loss of value.

Limited use

Digital assets have only recently become accepted as a means of payment for certain goods and services by certain major retail and commercial outlets and use of digital assets for such services remains limited and is generally restricted to only the most liquid of digital assets, such as Bitcoin and Ethereum. Price volatility undermines the utility of digital assets as a medium of exchange and the use of digital assets as a medium of exchange and payment method may always be low. A lack of continued growth as a medium of exchange and payment method, or a contraction of such use, may result in increased volatility or a reduction in the value of Bitcoin, either of which could adversely affect CeFi's business, financial condition or results of operations. There can be no assurance that such acceptance will grow, or not decline, in the future.

WonderFi Technologies Inc. December 31, 2022 MD&A	25

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Scaling obstacles

As the use of digital asset networks increases without a corresponding increase in throughput of the networks, average fees and settlement times can increase significantly. Increased fees and decreased settlement speeds could preclude certain use cases for digital assets, reduce demand and price of digital assets and make trading on the Platform prohibitively expensive for some users, which could adversely affect CeFi's business, financial condition or results of operations. There can be no assurance scaling will occur, and associated fees may be significant.

Private keys

Digital asset private keys are primarily stored in two different forms: "hot wallet" storage, whereby the private keys are connected to the internet; and "cold" storage, where digital asset private keys are stored offline. The digital assets that the custodians will hold for users will primarily be stored offline in cold storage, with only 5-10% of users' holdings being stored in a form of hot storage at any given time. Private keys must be safeguarded and kept private in order to prevent a third-party from accessing the digital asset while held in such wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, users will be unable to access, and will effectively lose, the digital asset held in the related digital wallet. Any loss of private keys by CeFi's custodians relating to users' digital wallets could result in reputational damage to CeFi and could materially and adversely affect CeFi's business, financial condition or results of operations. Private key loss may have material unintended consequences for users.

Irrevocable nature of blockchain-recorded transactions

Digital asset transactions, which are generally recorded on blockchains, are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the blockchain network's aggregate hashrate. A hashrate is the combined computational power of all computers in the network. A hashrate in blockchain and cryptocurrency operations is defined as the number of hash operations done in a given amount of time, or the speed of a miner's performance. The hashrate for all Bitcoin miners is publicly available. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a digital asset or a theft of such digital asset generally will not be reversible, and it may be impossible to seek compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, users' digital assets could be transferred from custody accounts in incorrect quantities or to unauthorized third parties. To the extent that CeFi or its custodians are unable to seek a corrective transaction with such third-party or is incapable of identifying the third-party that has received a user's digital asset(s) through error or theft, CeFi will be unable to revert or otherwise recover incorrectly transferred digital assets. To the extent that CeFi is unable to seek redress for such error or theft, such loss could result in reputational damage to CeFi and could materially and adversely affect CeFi's business, financial condition or results of operations, potentially resulting in material unintended consequences for users.

WonderFi Technologies Inc. December 31, 2022 MD&A	26

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Internet disruptions

A significant disruption in Internet connectivity could disrupt the operation of digital asset networks until the disruption is resolved, and such disruption could have an adverse effect on the price of digital assets and the ability of CeFi to operate. In the past, some digital assets have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and digital asset transfers. While in certain cases in response to an attack, an additional "hard fork" has been introduced to increase the cost of certain network functions, the relevant network has continued to be the subject of additional attacks. Moreover, it is possible that as digital assets increase in value, they may become bigger targets for hackers and subject to more frequent hacking and denial-of-service attacks.  Internet disruptions and similar events could result in material loss for users.

Gateway protocol hijackings

Digital assets are susceptible to border gateway protocol hijacking, or BGP (Border Gateway Protocol) hijacking. Such an attack can be a very effective way for an attacker to intercept traffic on route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on the networks of any of the digital assets the Platform facilitates trading in, participants may lose faith in the security of the Platform, which could result in reputational damage to CeFi and could adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users. To our knowledge CeFi has not suffered from any BGP hijacking attempts.

Control of processing power

Some digital asset networks, such as the Bitcoin network, are secured by a proof-of-work algorithm, whereby the collective strength of network participants' processing power protects the network. If a malicious actor or botnet (i.e., a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on such digital asset networks, it may be able to construct fraudulent blocks or prevent certain transactions from completing, either in a timely manner or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions. While a malicious actor would not be able to generate new interests or transactions using such control, it could "double-spend" its own interests (i.e., spend the same digital asset interests in more than one transaction) and prevent the confirmation of other users' transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the digital asset network, or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down confirmations of transactions on the digital asset network.

Some digital asset networks have been subject to malicious activity achieved through control over 50% of the processing power on the network. For example, on May 24, 2018, it was reported that attackers compromised the Bitcoin Gold network in this manner and were successfully able to double-spend interests of Bitcoin Gold in a series of transactions over the course of at least one week and in a total amount of at least $18 million. Other digital assets such as Verge, Monacoin and Electoneum have also suffered similar attacks. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of digital asset transactions, and this risk is heightened if over 50% of the processing power on a digital asset network falls within the jurisdiction of a single governmental authority. For example, it is believed that more than 50% of the processing power on the Bitcoin network at one time was located in China. Because the Chinese government has subjected digital assets to heightened levels of scrutiny recently, forcing several digital asset trading platforms to shut down and has begun to crack down on mining activities, there is a risk that the Chinese government could also achieve control over more than 50% of the processing power on the Bitcoin network. To the extent that digital asset ecosystems, including the core developers and the administrators of mining pools, do not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on such digital asset networks will increase, which may adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users.

WonderFi Technologies Inc. December 31, 2022 MD&A	27

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Control of developers

A malicious actor may also obtain control over a digital asset network through its influence over influential developers. For example, this control could allow the malicious actor to block legitimate network development efforts or attempt to introduce malicious code to such network under the guise of a software improvement proposal by such a developer. Any actual or perceived harm to a digital asset network as a result of such an attack could result in a loss of confidence in the source code or cryptography underlying the digital asset network, which could negatively impact the demand for such digital asset and therefore adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users.

Faulty code

In the past, flaws in the source code for digital assets have been exposed and exploited, including those that exposed users' personal information and/or resulted in the theft of users' digital assets. Several errors and defects have been publicly found and corrected, including those that disabled some functionality for users and exposed users' personal information. Discovery of flaws in, or exploitations of, the source code that allow malicious actors to take or create money in contravention of known network rules have occurred. In addition, the cryptography underlying certain digital assets could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to steal users' digital assets, which could result in reputational damage to CeFi, and could adversely affect CeFi's businesses, financial condition or results of operations, and result in material loss for users. Even if a user is not personally victimized by such activities, any reduction in confidence in the source code or cryptography underlying digital assets generally could negatively impact the demand for digital assets and therefore adversely affect the demand for CeFi's services.

WonderFi Technologies Inc. December 31, 2022 MD&A	28

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Network development and support

Many digital assets networks operate based on open-source protocol maintained by groups of core developers. As such, digital asset network protocols are not sold, and their use does not generate revenues for development teams. Core developers may not be directly compensated for maintaining and updating network protocols. Consequently, developers may lack a financial incentive to maintain or develop networks, and the core developers may lack the resources to adequately address emerging issues with networks. There can be no guarantee that developer support will continue or be sufficient in the future. Additionally, some development and developers are funded by companies whose interests may be at odds with other participants in the network, CeFi or its users. To the extent that material issues arise with network protocols and the core developers and open- source contributors are unable or unwilling to address the issues adequately or in a timely manner, the operation of the Platform and, by extension, CeFi's business, financial condition or results of operations, could be adversely affected, and result in material loss for users.

Network forks

Digital asset software is generally open source, meaning that any user can download the software, modify it and then propose that the users and miners of such digital assets adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented, and the digital asset network remains uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the result is a so-called "fork" of the network. In other words, two incompatible networks would then exist: (1) one network running the pre-modified software and (2) another network running the modified software. The effect of such a fork would be the existence of two versions of a digital asset running in parallel yet lacking interchangeability.

Forks occur for a variety of reasons. First, forks may occur after a significant security breach. For example, in June of 2016, a smart contract using the Ethereum network was hacked, which resulted in most participants in the Ethereum ecosystem electing to adopt a proposed fork designed to effectively reverse the hack. However, a minority of users continued to develop the old blockchain, now referred to as "Ethereum Classic" with the digital asset on that blockchain now referred to as Classic Ether, or ETC.

Second, forks could be introduced by an unintentional, unanticipated software flaw in the multiple versions of otherwise compatible software users run. Such a fork could adversely affect the digital asset's viability. It is possible, however, that a substantial number of users and miners could adopt an incompatible version of the digital asset while resisting community-led efforts to merge the two chains. This would result in a permanent fork, as in the case of Ether and Classic Ether, as detailed above. If a permanent fork were to occur, then the Platform may be able to facilitate trading in such digital asset and its new alternative.

Third, forks may occur as a result of disagreement among network participants as to whether a proposed modification to the network should be accepted. For example, in July 2017, Bitcoin "forked" into Bitcoin and a new digital asset, Bitcoin Cash, as a result of a several-year dispute over how to increase the rate of transactions that the Bitcoin network can process. Since then, Bitcoin has been forked several times to launch new digital assets, such as Bitcoin Gold, Bitcoin Silver and Bitcoin Diamond.

WonderFi Technologies Inc. December 31, 2022 MD&A	29

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Furthermore, certain forks can introduce new security risks. For example, when Ether and Classic Ether split in July 2016, "replay attacks" (i.e., attacks in which transactions from one network were rebroadcast to nefarious effect on the other network) plagued Ethereum trading platforms for a period of at least a few months.

Another possible result of a hard fork is an inherent decrease in the level of security. After a hard fork, it may become easier for an individual miner or mining pool's hashing power to exceed 50% of the processing power of the digital asset network, thereby making digital assets that rely on proof-of-work more susceptible to attack. See "Control of processing power" above.

If any of the digital assets offered by CeFi were to fork into two digital assets, CeFi would be expected to facilitate its users' holding of an equivalent amount of such digital asset and its new alternative following the hard fork. However, CeFi may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, CeFi or its custodians may determine that there is no safe or practical way to custody the new asset, or that trying to do so may pose an unacceptable risk to CeFi or its user, or that the costs of facilitating the holding and trading of the new digital asset exceed the benefits thereof.

The timing of any such occurrence is uncertain, and CeFi has sole discretion whether to facilitate the holding and trading of a new asset created through a fork of a digital asset network, subject to certain restrictions that may be put in place by service providers to CeFi.

Forks in digital asset networks could adversely affect CeFi's business operations, and result in material loss for users, as far as CeFi is unable or unwilling to accommodate the trading and holding of new alternatives to digital assets resulting from forks in digital asset networks. Additionally, laws, regulation or other factors may prevent CeFi from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset. For example, it may be illegal for CeFi to facilitate the holding of and trading in the new asset, or there may not be a suitable market for the new asset (either immediately after the fork or ever).

Air drops

Digital assets may become subject to an occurrence similar to a fork, which is known as an "air drop." In an air drop, the promoters of a new digital asset announce to holders of another digital asset that they will be entitled to claim a certain amount of the new digital asset for free. For example, in March 2017 the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. For the same reasons as described above with respect to hard forks, CeFi may or may not choose, or be able, to allow its users to participate in an air drop or may or may not be able to realize the economic benefits of holding the new digital asset. The timing of any such occurrence is uncertain, and CeFi has sole discretion whether to claim a new digital asset created through an air drop. Such action or inaction could adversely affect CeFi's business operations, and result in material loss for users.

WonderFi Technologies Inc. December 31, 2022 MD&A	30

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Competition faced by digital assets for which CeFi facilitates trading

A competitor to any of the digital assets which CeFi facilitates trading in which gains popularity and greater market share may precipitate a reduction in demand, use and price of such digital asset, which may adversely impact demand for the services provided by CeFi. Similarly, demand for digital assets could be reduced by competition from incumbents in the credit card and payments industries, which may result in a similar adverse impact to the business, and result in material loss for users.

Effects of blockchain analytics

Digital assets generally utilize a public blockchain on which all transactions are publicly viewable and contain certain information about the transaction, such as the public wallet addresses, and amounts involved. Accordingly, individual digital assets can be traced through statistical analysis, big data and by imposing an accounting convention such as "last in, first out" or "first in, first out." These methods are commonly referred to as "blockchain analytics." The fact that blockchain analytics can be performed implies that digital assets are not perfectly fungible because prospective purchasers can theoretically discriminate against digital assets by making certain assumptions about its particular transaction history in light of any legal risks associated with holding "tainted" currency, as the legal framework protecting fungibility of government-issued currency does not clearly apply to digital assets. Potential risks include (i) a holder being exposed to conversion tort liability if digital assets were previously stolen or (ii) a digital asset trading platform refusing to exchange the digital asset for government-issued currency on AML or economic sanctions grounds. These concerns are exacerbated by the publication of Bitcoin address "blacklists," such as the one published by the U.S. Treasury's Office of Foreign Assets Control (OFAC).

Though the market currently does not apply discounts to digital assets in this manner, if the risks noted above, or similar risks, begin to materialize, then blockchain analytics could lead to disruptions in the market. For example, if another digital asset trading platform begins to discriminate based on transaction history, individual units of digital assets could begin to have disparate value, possibly based on "grades" that are calculated based on factors such as age, transaction history and/or relative distance from flagged transactions or blacklisted addresses. Such developments could become a substantial limiting factor on a digital asset's usefulness as a currency and could serve to reduce the value of the digital asset, which could adversely impact demand for the services provided by CeFi, and result in material loss for users.

Risks Related to the digital assets Industry

Digital assets industry generally

The further development and acceptance of the digital assets industry is subject to a variety of factors that are difficult to anticipate and evaluate. The use of digital assets to buy and sell goods and services, among other things, is a new and rapidly evolving industry. Although it is widely predicted that digital assets will continue to be a leading means of digital payment, it cannot be assured that this will occur. Any slowing or stopping of the development in the acceptance of digital assets may adversely affect the Company's business, financial condition, or results of operations. For several reasons, including for example, the lack of recognized security technologies, inefficient processing of payment transactions, problems in the handling of warranty claims, limited user-friendliness, inconsistent quality and lack of clear universally applicable regulation as well as uncertainties regarding proprietary rights and other legal issues, digital asset activities may prove in the long run to be an unprofitable pursuit for businesses. Factors affecting the further development of the digital assets industry include those outlined above in "Digital asset investment risks".

WonderFi Technologies Inc. December 31, 2022 MD&A	31

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Changes in law or regulation

As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets with certain governments deeming them illegal while others have allowed their use and trade. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the ability of the Company to continue to operate. The effect of any future regulatory change on the ability to buy and sell digital assets is impossible to predict, but such change could be substantial and have a material adverse effect on the Company. Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, use or trade digital assets or to exchange digital assets for fiat currency.

Legal or regulatory changes or interpretations of the Company's existing and planned activities could require the licensing or qualification of the Company or impose costly and contradictory regulatory burdens on the Company, outside of management's current expectations. Such additional requirements could cause the Company to incur additional expenses, which could materially and adversely affect its business, financial condition and results of operations. The Company may not meet the requirements for such licenses or qualifications or may fail to secure discretionary approval of relevant regulatory bodies. A failure or delay in receiving approval for a license or qualification, or approval that is more limited in scope than initially requested, or subsequently limited or rescinded, could have a significant and negative effect on the Company, including the risk that a competitor gains a first-mover advantage.

The law and regulation surrounding the operation of the Company's businesses with respect to digital assets is unclear, uncertain, rapidly evolving and not assured to develop in a way that is favorable to the Company. The business activities and anticipated business activities of the Company may cause regulatory bodies to delay, or refuse to issue, licenses and qualifications to the Company that it would otherwise receive in the ordinary course, which may result in a similar adverse impact to the business, and result in material loss for users. In addition, even where activities have been approved and the Company has obtained necessary licenses, a change in the legal framework may render such activities illegal or no longer economically sustainable.

Substantial litigation and regulatory risks

CeFi depends to a significant extent on its relationships with its users and its reputation for integrity and high-caliber professional services. As a result, if a user is not satisfied with CeFi's services or if there are allegations of improper conduct, including improper conduct by any of CeFi's partners, by either private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to CeFi, or if there is negative publicity and press speculation about CeFi, whether or not valid, it may harm CeFi's reputation and may be more damaging to CeFi than to businesses in other non-related industries.

WonderFi Technologies Inc. December 31, 2022 MD&A	32

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

The Company's businesses have become subject to significant regulation and oversight. The Company could be the subject of inquiries, investigations, sanctions, cease and desist orders, terminations of licenses or qualifications, lawsuits and proceedings by counterparties, users, other third parties and regulatory and other governmental agencies, which could lead to increased expenses or reputational damage. Responding to inquiries, investigations, audits, lawsuits and proceedings, regardless of the ultimate outcome of the matter, is time-consuming and expensive and can divert the attention of senior management. The outcome of such proceedings may be difficult to predict or estimate until late in the proceedings, which may last years.

The risks described above may be greater for companies in the digital asset industry as it is relatively new and users, counterparties and regulators are expected to need significant education to understand the mechanics of products and services that rely on blockchain technology.

Furthermore, while the Company maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts refundable. Even if the Company believes a claim is covered by insurance, insurers may dispute the Company's entitlement for a variety of different reasons, which may affect the timing and, if the insurers prevail, the amount of the Company's recovery. Any claims or litigation, even if fully indemnified or insured, could damage the Company's reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future, which may result in a similar adverse impact to the business and result in material loss for users.

If the Company and its subsidiaries and/or any governmental agency believe that it has accepted capital contributions by, or is otherwise holdings assets of, any person or entity that is acting directly or indirectly in violation of any money laundering or corruption laws, rules, regulations, treaties, sanctions or other restrictions, or on behalf of any suspected terrorist or terrorist organization, suspected drug trafficker or senior foreign political figure suspected of engaging in foreign corruption, the Company and its subsidiaries and/or such governmental agency may "freeze the assets" of such person or entity. The Company may also be required to report and remit or transfer those assets to a governmental agency. Any such action may harm the Company's reputation and materially and adversely affect its business, financial condition and results of operations.

Rapidly changing technology and user or regulatory requirements

The Company's success depends on its ability to develop new products and services for its business, while improving the performance and cost-effectiveness of its existing products and services, in each case in ways that address current and anticipated user and regulatory requirements. Such success is dependent upon several factors, including functionality, competitive pricing, licensing, regulatory approval and integration with existing and emerging technologies. The digital asset industry is characterized by rapid technological change, and new technologies could emerge that might enable the Company's competitors to offer products and services with better combinations of price and performance, or that better address user requirements, than the Company's products and services. Competitors may be able to respond more quickly and effectively than the Company can to new or changing opportunities, technologies, standards or user requirements.

WonderFi Technologies Inc. December 31, 2022 MD&A	33

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Due to the significant lead time involved in bringing a new product or service to market, the Company is required to make a number of assumptions and estimates regarding the commercial feasibility of new products and services. As a result, it is possible that Company may introduce a new product or service that uses technologies that have been displaced by the time of launch, become subject to emerging regulatory oversight or "de-listing", addresses a market that no longer exists or is smaller than previously thought or otherwise is not competitive at the time of launch. The expenses or losses associated with an unsuccessful product or service development, launch or maintenance, or a lack of market acceptance of the Company's new products and services, could adversely affect the Company's business, financial condition or results of operations and result in material loss for users.

The Company's ability to attract new users and increase revenue from existing users also depends on its ability to deliver any enhanced or new products and services to its users in a format where they can be easily and consistently deployed by most or all users without significant user service. If the Company's users believe that deploying its products and services would be overly time-consuming, confusing or technically challenging, then the Company's ability to grow its business could be substantially harmed.

Cybersecurity incidents and other systems and technology problems

Cybersecurity incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The digital assets industry is a particular target for cybersecurity incidents, which may occur through intentional or unintentional acts by individuals or groups having authorized or unauthorized access to the Company's systems or users' or counterparties' information, all of which may include confidential, personal information. These individuals or groups include employees, third-party service providers, users and hackers. The information and technology systems used by the Company and its service providers are vulnerable to unauthorized access, damage or interruption from, among other things: hacking, ransomware, malware and other computer viruses; denial of service attacks; network failures; computer and telecommunication failures; phishing attacks; infiltration by unauthorized persons; fraud; security breaches; usage errors by their respective professionals; power outages; terrorism; and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Recently, digital asset trading platforms have become a significant target for fraud.

While the Company will deploy a range of defenses, it is possible the Company or CeFi platforms could suffer an impact or disruption that could materially and adversely affect the Company's businesses, financial condition or results of operations. The security of the information and technology systems used by the Company and its service providers may continue to be subjected to cybersecurity threats that could result in material failures or disruptions in the Company's business. If these systems are compromised, become inoperable for extended periods of time or cease to function properly, the Company or a service provider may have to make a significant investment to fix or replace them. the Company has and will continue to have access to sensitive, confidential, personal information of users and counterparties and access to such users and counterparties' assets, which makes the cybersecurity risks identified above more important than they may be to other non-financial services companies.

WonderFi Technologies Inc. December 31, 2022 MD&A	34

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Concerns about the Company's practices regarding the collection use, disclosure, or safekeeping of confidential information, personal data, and assets, even if unfounded, could adversely affect its operating results. Furthermore, failures of the Company's cybersecurity system could harm the Company's reputation, subject it to legal claims and otherwise materially and adversely affect the Company's business, financial condition, and results of operations and result in material loss for users.

Reliance on vendors and third-party service providers

The Company's operations could be interrupted or disrupted if the Company's vendors and third-party service providers, or even the vendors and third-party service providers of such vendors and third-party service providers, experience operational or other systems difficulties, terminate their service, fail to comply with regulations, raise their prices or dispute key intellectual property rights sold or licensed to, or developed for the Company. The Company may also suffer the consequences of such vendors and third-party providers' mistakes. The Company outsources some of its operational activities and accordingly depends on relationships with many vendors and third-party service providers.

The failure or capacity restraints of vendors and third-party services, a cybersecurity breach involving any third-party service providers or the termination or change in terms or price of a vendors and third-party software license or service agreement on which the Company relies could interrupt the Company's operations. Replacing vendors and third-party service providers or addressing other issues with the Company's vendors and third-party service providers could entail significant delay, expense, and disruption of service. As a result, if these vendors and third-party service providers experience difficulties, are subject to cybersecurity breaches, terminate their services, dispute the terms of intellectual property agreements, or raise their prices, and the Company is unable to replace them with other vendors and service providers, particularly on a timely basis, the Company's operations could be interrupted. If an interruption were to continue for a significant period, the Company's business, financial condition, and results of operations could be adversely affected and the Company could suffer reputational damage. Even if the Company can replace vendors and third-party service providers, it may be at a higher cost to the Company, which could also adversely affect the Company's business, financial condition, and results of operations.

Finally, notwithstanding the Company's efforts to implement and enforce strong policies and practices regarding third-party service providers, the Company may not successfully detect and prevent fraud, incompetence, or theft by its third-party service providers, which could adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

Competition from increase in investment products referencing digital assets

While the digital asset industry is at an early stage, there are examples in several countries of securitized products or collective investment schemes being created in order to provide exposure to digital assets. These products and schemes present competition to the Company. Such competition is likely to grow as new entrants emerge, including large financial institutions such as investment banks, which have greater resources, technology and distribution channels than the Company. Such increased competition could result in, among other things, the Company losing market share, the emergence of superior products and to compression of margins, any of which could have a material and adverse effect on the Company's business, financial condition and results of operations and result in material loss for users.

WonderFi Technologies Inc. December 31, 2022 MD&A	35

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Competitors may attempt to imitate the Company's services, products and technology

As the Company's business continues to expand, its competitors will likely imitate its products, services and technology. Only a portion of the intellectual property used in the operation of the Company's business is patentable, and therefore it will rely significantly on trade secrets, trade and service marks and copyright. The Company also relies on trade secret protection and confidentiality agreements with its employees, consultants, suppliers, third-party service providers and others to protect its intellectual property and proprietary rights. Nevertheless, the steps the Company takes to protect its intellectual property and proprietary rights against infringement or other violation may be inadequate and it may experience difficulty in effectively limiting the unauthorized use of its patents, trade secrets, trade and service marks, copyright and other intellectual property and proprietary rights worldwide. The Company also cannot guarantee that others will not independently develop technology with the same or similar function to any proprietary technology it relies on to conduct its business and differentiate itself from competitors.

Software systems, products and related enhancements must remain compatible with the other software products and systems used by the Company and its users. Often, the Company must integrate software licensed or acquired from third parties with its proprietary software to create or improve its products. If the Company is unable to successfully integrate software to develop new software products and enhancements to existing products, to complete products currently under development, or if integrated or new products or enhancements do not achieve acceptance by the marketplace, its operating results may materially suffer.  The operation of any element of a blockchain network or platform may be severely and adversely affected by the malfunction of its technology and the technology of third parties.  The Company depends on major mobile operating systems and third-party platforms for the distribution of certain products. If app stores or other platforms prevent customers from accessing the Company's apps, its ability to grow may be adversely affected. The Company may or may come to depend upon third-party software products to develop its products. If in future such reliance existed and the software products were not available, the Company might experience delays or increased costs in the development of its products.

The Company could incur significant costs and management distraction in pursuing claims to enforce its intellectual property and proprietary rights through litigation. If the Company is unable to protect or preserve the value of its patents, trade secrets, trade and service marks, copyright or other intellectual property and proprietary rights for any reason, its reputation could be damaged and its business, financial condition and results of operations could be materially adversely affected.

WonderFi Technologies Inc. December 31, 2022 MD&A	36

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Limited Operating History

The Company has recently started to carry on its business and is therefore subject to risks related to companies in earlier stages of development, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment, and the Company may not successfully address all of the risks and uncertainties or successfully implement its existing and new products and services. Failure to do so could materially harm the Company's business and impair the value of its common shares, resulting in a loss to shareholders. Regardless, the Company may not generate anticipated cash flows or profits. No assurance can be given that the Company can or will ever be successful in its operations and operate profitably. An investment in the Company's common shares is speculative and subject to a number of risks and uncertainties. Only persons who can bear the risk of substantial or total loss of their investment should participate. Investors should carefully consider the risks described above before investing in the Company's common shares.

Growth and Consolidation in the Broader Industry

Consolidating transactions could have adverse effects on the Company, resulting the Company losing strategic relationships if its partners are acquired by or enter into agreements with a competitor. Relationships between the Company and its strategic partners may deteriorate and cause an adverse effect on the business, and competitors or users of competing technology could consolidate with the Company's current or potential customers. The Company's competitors could become larger players in the market or new competitors could emerge, and industry consolidation could result in the Company diverting resources to meet competitive threats, potentially adversely impacting operating results. Such events may place the Company at a competitive disadvantage, or otherwise materially adversely affect operations and revenues.

The Company's growth and profitability may depend on the effectiveness and efficiency of advertising and promotional expenditures. There can be no assurance that advertising and promotional expenditures will result in revenues in the future or will generate awareness of the Company's services. The Company's success may depend on its ability to continue to sign up new customers and users to its apps and products and growing active customer and user bases. Unfavorable media coverage could negatively affect our business. No assurance can be given that the Company will be able to procure a sufficient number of customers and/or users.

Intellectual property rights claims

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code or against any of the Company's patents or intellectual property rights associated with its platforms. Regardless of the merit of any intellectual property claim or other legal action, any threatened action that reduces confidence in a digital asset network's long-term viability or the ability of a user to hold and trade digital assets may adversely affect the Company's business, financial condition and results of operations and result in material loss for users. Additionally, a meritorious intellectual property claim could prevent users from accessing, holding, or trading digital assets, which could force the liquidation of users' holdings of digital assets (if such liquidation is possible).

WonderFi Technologies Inc. December 31, 2022 MD&A	37

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Access to banking services for digital asset service businesses or businesses that accept digital assets

Several companies that provide services related to digital asset have been unable to find banks that are willing to provide them with bank accounts and banking services. Similarly, a number of such companies have had their existing bank accounts closed by their banks. Banks may refuse to provide bank accounts and other banking services to digital asset companies or companies that accept digital assets for a number of reasons, such as perceived compliance risks or costs. The difficulty that many businesses that provide services related to digital asset have and may continue to have in finding banks willing to provide them with bank accounts and other banking services may be currently decreasing the usefulness of digital assets as a payment system and harming public perception of digital assets or could decrease its usefulness and harm its public perception in the future, which could have a material and adverse effect on the Company's business, financial condition and results of operations and result in material loss for users. Similarly, the usefulness of digital assets as a payment system and the public perception of digital assets could be damaged if banks were to close the accounts of many or of a few key businesses providing services related to digital assets.

Risks of Political or Economic Crises

Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in the price of digital assets. As an alternative to fiat currencies that are backed by central governments, digital assets, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is impossible to predict how such supply and demand will be affected by future geopolitical events. Political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets could reduce demand for the services the Company provides through its platforms and adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

Risks Related to the Platform

The unregulated nature surrounding the operations of other digital asset trading platforms

Many digital asset trading platforms are not currently treated by regulators as securities exchanges or commodity futures exchanges in Canada, the United States and certain other global jurisdictions. The platforms through which digital assets trade are new and, in many cases, largely unregulated. Furthermore, many such platforms do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, these platforms.

Over the past several years, a number of digital asset trading platforms have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such platforms were not compensated or made whole for the partial or complete losses of their account balances in such platforms.

WonderFi Technologies Inc. December 31, 2022 MD&A	38

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Furthermore, many digital asset trading platforms lack certain safeguards put in place by traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit-down circuit breakers. As a result, the prices of digital assets on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on traditional exchanges.

A lack of stability in other digital asset trading platforms, manipulation of digital asset markets by customers of other digital asset trading platforms and/or the closure or temporary shutdown of such platforms due to fraud, business failure, internal collusion, hackers or malware may reduce confidence in digital asset trading platforms generally, which could adversely affect the Company's business, financial condition and results of operations. Any such events could adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

CeFi will face competition from existing and newly established digital asset trading platforms

It is possible that digital asset trading platforms exist or could be established that utilize the same or similar protocols as those provided by CeFi or that facilitate services that are materially similar to the services provided by CeFi. CeFi may face competition from any such alternative networks, which could negatively impact the Company and have a material adverse effect on the Company's business, financial condition and results of operations.

There are already several digital asset trading platforms that CeFi will compete with. If CeFi is unable to offer features that differentiate it from such competitors, or such competitors create pricing pressure that results in lower-than-anticipated revenues, CeFi may not remain viable, which could have a material adverse effect on the Company's business, financial condition and results of operations and result in material loss for users.

Liquidity constraints

While the liquidity and traded volume of digital assets have generally seen continuous growth, digital assets are still maturing assets. CeFi may not always be able to facilitate the trading of digital assets at prevailing market prices. It may become difficult for users to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in the marketplace. CeFi may face competition for liquidity with other digital asset trading platforms. Unexpected market illiquidity, and other conditions beyond CeFi's control, may cause major losses to users.

While CeFi has implemented procedures to ensure sufficient liquidity for its users, there is no guarantee that such procedures will be effective. Should liquidity constraints affect CeFi's users, CeFi may face significant reputational damage as a result, which could adversely affect the business, financial condition and operations results of the Company and result in material loss for users.

Risk of manipulation on digital asset trading platforms

Some digital asset trading platforms have been known to permit and/or report artificially high order volumes and/or trading volumes. Digital asset trading platforms are not required to adopt policies and procedures for the purpose detecting and preventing manipulative and deceptive trading activities and, if manipulative and deceptive trading activities are detected, digital asset trading platforms may not have procedures for, or jurisdiction to, sanction or otherwise deter such activities and/or to detect, investigate and prosecute fraud.

WonderFi Technologies Inc. December 31, 2022 MD&A	39

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

While CeFi has implemented procedures to prevent manipulative and deceptive trading activities, there is no guarantee that such procedures will be effective. Should manipulative and deceptive trading practices occur through the facilities of the platforms, the Company may face significant reputational damage as a result, which could adversely affect the business, financial condition and operations results of the Company and result in material loss for users.

General Business and Market Risks

Key Personnel

The senior officers of the Company will be critical to its success. In the event of the departure of a senior officer, the Company believes that it will be successful in attracting and retaining qualified successors but there can be no assurance of such success. Recruiting qualified personnel as the Company grows is critical to its success. As the Company's business activity grows, it will require additional key financial, administrative and technical personnel as well as additional operations staff. If the Company is not successful in attracting and training qualified personnel, the efficiency of its operations could be affected, which could have an adverse impact on future cash flows, earnings, results of operations and the financial condition of the Company.

Conflicts of Interest

Directors and officers of the Company are or may become directors or officers of other reporting companies or have significant shareholdings in other public companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The Company and its directors and officers will attempt to minimize such conflicts. In the event that such a conflict of interest arises at a meeting of the directors of the Company, it is the intention of the Company that a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, the Company will establish a special committee of independent directors to review a matter in which one or more directors, or officers, may have a conflict. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will be expected to primarily consider the potential benefits to the Company, the degree of risk to which the Company may be exposed and its financial position at that time. In conflict-of-interest situations, directors and officers may need to balance competing interests that may be resolved in a manner that is unfavourable to the Company.

WonderFi Technologies Inc. December 31, 2022 MD&A	40

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Additional Financing

The Company may require additional financing in order to make further investments or take advantage of future opportunities and to grow its business. The ability of the Company to arrange such financing in the future will depend in part upon prevailing capital market conditions, as well as upon the business success of the Company. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of common shares or other forms of convertible securities from treasury, control of the Company may change, and shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business. If the Company is unable to generate sufficient revenues or obtain such additional financing, any investment in the Company may be lost. In such event, the probability of resale of the securities of the Company would be diminished.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Issuance of debt

From time to time, the Company may enter into transactions to acquire assets or the shares of other organizations or seek to obtain additional working capital. These transactions may be financed in whole or in part with debt, which may increase the Company's debt levels above industry standards for companies of similar size. Depending on future plans, the Company may require additional equity and/or debt financing that may not be available or, if available, may not be available on favourable terms to the Company. The Company's constating documents do not limit the amount of indebtedness that may be incurred, and it is not expected that the Company's constating documents will contain such restrictions. As a result, the level of the Company's indebtedness from time to time could impair its ability to operate or otherwise take advantage of business opportunities that may arise.

Dilution

The Company may make future acquisitions or enter into financings or other transactions involving the issuance of securities of the Company which may be dilutive to the holdings of existing shareholders.

Price volatility of publicly traded securities

In recent years, the securities markets in the United States and Canada and certain other jurisdictions internationally have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price. There can be no assurance that continuing fluctuations in price will not occur. It may be anticipated that any quoted market for the common shares will be subject to market trends generally, notwithstanding any potential success of the Company in creating revenues, cash flows or earnings. The value of the common shares will be affected by such volatility. A public trading market in the common shares having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of common shares at any given time, which, in turn is dependent on the individual decisions of investors over which the Company has no control. There can be no assurance that an active trading market in securities of the Company will be established and sustained. The market price for the Company's securities could be subject to wide fluctuations, which could have an adverse effect on the market price of the Company. The stock market has, from time to time, experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance, net asset values or prospects of particular companies. If an active public market for the common shares does not develop, the liquidity of a shareholder's investment may be limited, and the share price may decline.

WonderFi Technologies Inc. December 31, 2022 MD&A	41

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Markets for securities

The market price for the securities of the Company could be subject to wide fluctuations. Factors such as commodity prices, government regulation, interest rates, share price movements of the Company's peer companies and competitors, as well as overall market movements, may have a significant impact on the market price of the securities of the Company.

General economic conditions may adversely affect the Company's growth

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries continue to be negatively impacted by these market conditions. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, tax rates may adversely affect the Company's growth and profitability.

Catastrophic event risk

The Company's operations are exposed to potential damage, including partial or full loss, resulting from disasters such as an earthquake, hurricane, fire, explosion, flood, severe storm, terrorist attack or other comparable events. A pandemic or an assault or an action of malicious destruction, sabotage or terrorism could also disrupt our ability to operate. The occurrence of a significant event that disrupts our ability to operate for an extended period could have a material adverse effect on our business, financial condition and results of operations.

WonderFi Technologies Inc. December 31, 2022 MD&A	42

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

RELATED PARTY TRANSACTIONS

During the fifteen months ended December 31, 2022, and nine months ended September 30, 2021, the Company had the following transactions with related parties:

	15 months period ended December 31, 2022	From Incorporation to September 30, 2021 (9 months period)
Share-based payments (1)	7,978,243	715,958
Salaries and benefits (2)	2,602,855	168,062
Professional fees (3)	73,849	39,467
	10,654,947	923,487

(1) The Company issued options and RSUs (Financial Statement Note 23 (xxii)(xxiv)) to directors and key management personnel of the Company and recorded the share-based payments related to such issuances based on the vesting schedules.

(2) Salaries and benefits paid to key management personnel during the fifteen months ended December 31, 2022.

(3) Avisar Everyday Solutions ("Avisar") was related to the Company through a key management personal until February 21, 2022. Expenses incurred for professional fees for the fifteen months ended was $73,849. As of December 31, 2022, all related party amounts owed to Avisar was paid in full.

The transactions listed above were incurred in the normal course of operations.

RECENT AND SUBSEQUENT EVENTS

Partnership with Cumberland to further enhance liquidity

On January 23, 2023, the Company announced that Bitbuy has partnered with Cumberland DRW LLC ("Cumberland") to further enhance liquidity on Bitbuy's registered crypto asset marketplace. Cumberland is a specialized crypto asset trading subsidiary within the DRW Trading Group ("DRW"), a diversified principal liquidity provider with more than 30 years of experience in traditional and cutting-edge financial markets around the world.

$5M Brokered Private Placement

On January 30, 2023, the Company closed its previously announced brokered private placement of 22,800,000 units at a price of $0.22 per unit for gross proceeds to the Company of $5,016,000. Each unit was comprised of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at an exercise price of $0.30 for a period of 24 months following January 30, 2023. However, that if the daily volume weighted average trading price of common shares of the Company on the Toronto Stock Exchange for any 10 consecutive trading days equals or exceeds $0.47, the Company may, upon providing written notice to the holders of the warrants, accelerate the expiry date of the warrants to a date that is 10 days following the date of such notice.

WonderFi Technologies Inc. December 31, 2022 MD&A	43

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Scottie Barnes Joins Bitbuy as Brand Ambassador

On January 31, 2023, the Company announced Bitbuy will team with Scottie Barnes as the Company seeks to educate Canadian crypto investors on the benefits of using a registered, locally based trading platform. The Company will also leverage Mr. Barnes' appeal as Bitbuy intends to evolve to a one-stop shop for Canadians looking to build their investment portfolio from crypto investing and staking, to the anticipated plans of offering access to fractional stock and ETF trading.

Change of Leadership

On February 8, 2023, the Company announced the appointment of Andeena Wen as Interim Chief Financial Officer and John Rim, former Chief Financial Officer of WonderFi will be leaving the Company effective February 8, 2023. Ms. Wen has extensive experience as a senior leader of Finance team across multiple public companies. She previously served as Vice President Finance of the Company.

On February 20, 2023 Sheona Docksteader, Corporate Secretary of WonderFi departed from the Company, and Adam Garetson assumed the role of Corporate Secretary.

SIGNIFICANT ACCOUNTING POLICIES

The Company's Financial Statements for the fifteen months ended December 31, 2022 have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board.

Please refer to Note 2, "Basis of Presentation and Statement of Compliance" and Note 3, "Summary of Significant Accounting Policies" of the Company's Financial Statements for the fifteen months ended December 31, 2022 for more information about the significant accounting principles and significant accounting judgments and estimates used to prepare the Financial Statements.

DISCLOSURE CONTROLS AND PROCEDURAL AND  INTERNAL CONTROLS OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to the Company and its subsidiaries is gathered and reported to senior management on a timely basis so that appropriate decisions can be made regarding public disclosure.

Management is also responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements for external purposes in accordance with IFRS. In designing such controls, it should be recognized that due to inherent limitations, any control, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives and may not prevent or detect misstatements. Additionally, management is required to use judgment in evaluating controls and procedures.

WonderFi Technologies Inc. December 31, 2022 MD&A	44

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Since December 31, 2021, the Company has commenced several measures to ensure the design and implementation of adequate internal controls over financial reporting including the hiring of qualified employees and the implementation of various financial systems and processes. Our management, under the supervision and with the participation of our President & Interim Chief Executive Officer and Interim Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2022.

Based on the foregoing evaluation, our President & Interim Chief Executive Officer and our Interim Chief Financial Officer, concluded that the level of resources, disclosure controls and procedures were effective for a public reporting issuer.

GLOSSARY

Bitcoin: Bitcoin is a decentralized digital currency that is not controlled by any centralized authority (e.g. a government, financial institution or regulatory organization) that can be sent from user to user on the Bitcoin network without the need for intermediaries to clear transactions. Transactions are verified through the process of Mining and recorded in a public ledger known as the Blockchain. Bitcoin is created when the Bitcoin network issues Block Rewards through the Mining process.

Block Reward: A Bitcoin block reward refers to the new bitcoin that are awarded by the Blockchain network to eligible cryptocurrency miners for each block they successfully mine. The current block reward is 6.25 Bitcoin per block.

Blockchain: A Blockchain is a cloud-based public ledger that exists on computers that participate on the network globally. The Blockchain grows as new sets of data, or 'blocks', are added to it through Mining. Each block contains a timestamp and a link to the previous block, such that the series of blocks form a continuous chain. Given that each block has a separate hash, and each hash requires information from the previous block, altering information an established block would require recalculating all the hashes on the Blockchain which would require an enormous and impracticable amount of computing power. As a result, once a block is added to the Blockchain it is very difficult to edit and impossible to delete.

Cryptocurrencies: are decentralized digital currencies that enable instant transfers of value to anyone, anywhere in the world. Transactions occur via an open source, cryptographic protocol platform which uses peer-to-peer technology intended to operate with no central authority. The associated network is generally comprised of an online, peer-to-peer network that hosts the public transaction ledger, known as the blockchain; and each cryptocurrency with a source code that comprises the basis for the cryptographic and algorithmic protocols governing the blockchain. No single entity owns or operates the network, the infrastructure of which is collectively maintained by a decentralized user base. As the network is decentralized, it does not rely on either governmental authorities or financial institutions to create, transmit or determine the value of the coins or tokens transmitted through the network. Rather, the value of a cryptocurrency is determined by the market supply of and demand for the cryptocurrency, the prices set in transfers by mutual agreement or barter as well as the number of merchants that accept the cryptocurrency. Because cryptocurrencies are digital files that can be transferred without the involvement of intermediaries or third parties, there are little or no transaction costs in direct peer-to-peer transactions. Cryptocurrency can be used to pay for goods and services or can be converted to fiat currencies, such as the Canadian dollar, at rates determined by various digital asset trading platforms.

WonderFi Technologies Inc. December 31, 2022 MD&A	45

Management’s Discussion and Analysis For the three and fifteen months ended December 31, 2022

Decentralized Finance: DeFi is a system of finance that uses protocols, digital assets, Smart Contracts and decentralized applications on blockchains to build a financial platform available to the public. DeFi applications differ from traditional financial systems as they are typically open source, permissionless, transparent, and devoid of any central authority in the areas of savings, loans, trading, insurance, and others.

Digital assets: Cryptocurrencies and products related to or derived from cryptocurrencies, such as Stablecoins, Tokenized Products, Smart Contracts and Yield Products.

Mining: Mining refers to the process of using specialized computer hardware to perform mathematical calculations to confirm transactions and increase security for a Blockchain. For example, as a reward for their services, Bitcoin Miners collect transaction fees for the transactions they confirm, along with newly created Bitcoin as Block Rewards.

Smart Contracts: Smart contracts are another form of token that have become increasingly popular within the digital asset marketplace. A Smart Contract is computer code that can facilitate the exchange of any information of value such as money or property ownership. Thus, a Smart Contract is a self-executing contract, where the terms of the contract are pre-determined by all parties to the agreement and are written into the code so that it cannot be changed after the agreement has been executed. The network that governs performance of the Smart Contract is a distributed, decentralized blockchain network, and is therefore not controlled by any single party.

Stablecoin: A Cryptocurrency that is pegged to an underlying asset, such as USD or gold. Stablecoins generally use an existing blockchain (like Ethereum) to tokenize another asset that is typically less volatile.

Tokenized Products: Tokenized Products are digital representations of traditional assets that are verifiable through the blockchain via a token. A token is an instrument that is listed on an exchange, and or an asset that can be transferred between two independent parties via the blockchain

Yield Products: Smart Contracts are increasingly used to facilitate the borrowing and lending of digital assets. These interest-generating Smart Contracts may be referred to as Yield Products. Common uses for borrowing Smart Contracts include using the borrowed capital to set up basis trades (e.g. holding Bitcoin and selling futures contracts against the spot holdings), facilitating the settlement of cryptocurrency-based exchange traded funds and borrowing to enter staking pools.

WonderFi Technologies Inc. December 31, 2022 MD&A	46